Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

23andMe Holding Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	457(o)	(2)(3)	(2)	(2)

	Equity	Class A Common Stock, $0.0001 par value per share	457(o)	(2)(3)	(2)	(2)

	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(2)(3)	(2)	(2)

	Other	Warrants	457(o)	(2)(3)	(2)	(2)

	Other	Units	457(o)	(2)(3)	(2)	(2)

	Unallocated (Universal) Shelf		457(o)	(2)(3)	(2)	$500,000,000	$110.20 per 1,000,000	$ 55,100

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Unallocated (Universal) Shelf			415(a)(6)		$		$				$

	Total Offering Amounts					$500,000,000	$	$ 55,100

	Total Fees Previously Paid					$0

	Total Fee Offsets					0

	Net Fee Due					$ 55,100		$ 55,100

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	Such information is not required to be included pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

We are registering hereunder such indeterminate number of each identified class of securities up to a proposed aggregate offering price of $500,000,000, which may be offered by us from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, exercise, redemption, repurchase or exchange of any securities registered hereunder, including any applicable anti-dilution provisions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.